Exhibit 99.1

NEWS RELEASE

	Contacts:	Susser Petroleum Partners LP
Mary Sullivan, Chief Financial Officer
(832) 234-3600, msullivan@susser.com

Dennard ■ Lascar Associates, LLC
Anne Pearson, Senior Vice President
FOR IMMEDIATE RELEASE		(210) 408-6321, apearson@dennardlascar.com
Ben Burnham, Vice President
(773) 599-3745, bburnham@dennardlascar.com

Frank A. Risch Elected to Susser Petroleum Partners' Board of Directors

HOUSTON, September 12, 2013 - Susser Petroleum Partners LP (NYSE: SUSP) announced today that Frank A. Risch, a retired Exxon Mobil Corporation executive, has been elected to the Board of Directors of Susser Petroleum Partners GP LLC, the general partner of Susser Petroleum Partners LP. Mr. Risch has been named to the Audit and Conflicts committees of the Board.

“Frank brings to our Company long experience in the petroleum business,” said Sam L. Susser, Chairman of Susser Petroleum Partners. “His extensive knowledge and experience across finance, planning and marketing within our industry will be a major asset to our Board.”

Mr. Risch served as Vice President, Treasurer and Principal Financial Officer of Exxon Mobil Corporation from January 1999 until his retirement in June 2004. Previously, he had served as Vice President and Treasurer of predecessor Exxon Corporation. Risch joined Exxon as a financial analyst and subsequently held positions as Manager of Corporate Finance, Executive Assistant to the Chairman, Assistant Controller and Assistant Treasurer.

He also serves on the Board of Directors of Pioneer Natural Resources Co. and on the Business Board of Advisors of the Tepper School of Business at Carnegie Mellon University and is active in civic and community organizations, including the Dallas Theater Center, Communities Foundation of Texas, the ATT Performing Arts Center and Dallas CASA (Court Appointed Special Advocates).

About Susser Petroleum Partners LP

Houston-based Susser Petroleum Partners LP is a publicly traded partnership formed by Susser Holdings Corporation to engage in the primarily fee-based wholesale distribution of motor fuels to Susser Holdings and third parties. Susser Petroleum Partners distributes over 1.5 billion gallons of motor fuel annually from major oil companies and independent refiners to Susser Holdings' Stripes convenience stores, independently operated consignment locations, convenience stores and retail fuel outlets operated by independent operators and other commercial customers in Texas, New Mexico, Oklahoma and Louisiana.

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